Exhibit 3.63

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CLARK REGIONAL PHYSICIAN PRACTICES, LLC”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF JUNE, A.D. 2012, AT 10:30 O’CLOCK A.M.

/s/ Jeffrey W. Bullock
5168309 8100 120728087	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9640204 DATE: 06-13-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:47 AM 06/12/2012 FILED 10:30 AM 06/12/2012 SRV 120728087 – 5168309 FILE

CERTIFICATE OF FORMATION

OF

CLARK REGIONAL PHYSICIAN PRACTICES, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”), the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.                                      The name of the limited liability company is Clark Regional Physician Practices. LLC (the “Company”).

2.                                      The address of the Company’s registered office in the State of Delaware is Corporation Trust Center. 1209 Orange Street, in the City of Wilmington. County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.                                      This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 12th day of June, 2012.

/s/ Christy S. Green
Christy S. Green
Authorized Person